Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

March 5, 2009

Pfeiffer High Investor Relations, Inc. Geoff High

303-393-7044

DYNAMIC MATERIALS REPORTS PRELIMINARY FOURTH QUARTER

AND FULL-YEAR RESULTS

Selected Highlights:

•                  Explosive Metalworking segment reports year-end backlog of $97 million

•                  Multiple large contracts awarded from alternative energy, aluminum production & power generation sectors

•                  Full-year operating cash flow increases 82% to $34.0 million versus 2007

•                  Corporate liquidity strengthened through a 32%, or $21.8 million, reduction in net debt

•                  Preliminary full-year EPS reported at $1.91 versus $2.00 in fiscal 2007

BOULDER, Colo. — March 5, 2009 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported preliminary financial results for its fourth quarter and full fiscal year ended Dec. 31, 2008.  As previously announced, audited financial results will be issued following the completion of an annual evaluation of the recoverability of goodwill within the Company’s Oilfield Products business segment.

Fourth quarter sales increased to $58.6 million versus $55.2 million in the comparable prior-year quarter.   Sales were approximately $4.6 million, or 8%, below Company expectations due to end-of-year delays in product shipments.  The delays resulted from difficulties in scheduling third-party inspections, which are required for some of DMC’s high-end products. Fourth quarter gross margin was 29% compared with 32% in the 2007 fourth quarter.  Income from operations was $9.2 million versus $12.0 million in the prior-year fourth quarter. Net income was $5.4 million, or $0.43 per diluted share, versus net income of $6.9 million, or $0.56 per diluted share, in the 2007 fourth quarter.

Adjusted EBITDA for the fourth quarter was $12.1 million versus $14.3 million in prior-year fourth quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release.

Explosive Metalworking

Fourth quarter sales at the Company’s Explosive Metalworking segment were $47.7 million versus $50.2 million in the fourth quarter last year.  The decline is largely attributable to the previously noted delays in product shipments.  Operating income was $9.1 million versus $11.7 million in last year’s fourth quarter.  Adjusted EBITDA was $10.0 million versus $13.1 million in the fourth quarter of 2007.

Order backlog for the Explosive Metalworking segment at December 31, 2008, was $97 million versus $99 million reported at the end of the 2008 third quarter and $100 million recorded at the end of fiscal 2007.

Oilfield Products

Sales at DMC’s Oilfield Products segment were $8.7 million.  DMC acquired the segment as part of its Nov. 15, 2007, acquisition of Germany-based DYNAenergetics. Oilfield Products contributed $2.5 million in sales during the six weeks of 2007 it was part of DMC.   Operating income was $697,000 versus a loss from operations of $126,000 in the fourth quarter a year ago.  Fourth quarter adjusted EBITDA was $1.7 million versus $325,000 in the comparable prior-year quarter.

AMK Welding

Fourth quarter sales at DMC’s AMK Welding segment were $2.3 million versus $2.5 million in the same quarter last year.  Operating income was $267,000 versus $811,000 in the comparable quarter last year, while adjusted EBITDA was $378,000 versus $912,000 in the comparable year-ago quarter.

Management Commentary

Yvon Cariou, president and CEO, said, “The strength of our 2008 financial and operational performance was very encouraging, particularly in light of the challenges that the global financial crises has presented for so many industries.  We closed the fourth quarter by capturing two unusually large contracts totaling slightly more than $20 million.  One, a $14 million order from the alternative energy sector, represents the largest contract in DMC’s history.   The other was our largest-ever order from the aluminum production market.  Early in the first quarter we received three additional large orders from the power generation market with a combined value of $10 million.  It has been extremely rewarding for the entire DMC team to finalize several of the high-value orders we have been pursuing during the past several months.

“The current composition of our ‘hot list’ of prospective orders continues to include a broad range of multi-size contract opportunities.  As was the case during fiscal 2008, the timing of these orders can be difficult to predict. While demand from the chemical, petrochemical and hydrometallurgy sectors has slowed in recent months, end markets such as alternative energy, refining and multiple segments of the power generation industry are all very active, and could result in significant order volume during fiscal 2009.”

Cariou added, “We noted last quarter that our efforts to diversify our carbon steel supply chain were showing signs of progress.  That progress continued in the fourth quarter, and today, we are much less dependent on a select few sources of pressure-vessel quality (PVQ) carbon steel.  We continue to work with a number of metals providers on addressing our rigorous quality standards, and our efforts are resulting in the establishment of a broader supply network for PVQ metal plates.”

Rick Santa, senior vice president and chief financial officer, said, “The cash generating capacity of DMC’s business model was clearly evident in 2008, when we reported operating cash flow of $34.0 million, an increase of 82% versus fiscal 2007.  Our liquidity allowed us to reduce our net indebtedness at Dec. 31, 2008, to $46.3 million.  This represents a reduction of $21.8 million, or 32%, versus the end of fiscal 2007.  We are encouraged by the strength of our year-end balance sheet, which included cash and cash equivalents of $14.4 million.  Moreover, we had no outstanding borrowings on roughly $35 million in available revolving credit facilities.  Despite the current economic crisis, we expect to continue generating strong operating cash flow in fiscal 2009.”

“With respect to guidance, we expect first quarter sales will be down approximately 15% to 20% from the 2008 fourth quarter. The anticipated sequential sales decline is due to the composition of our backlog, which contains several orders that came in at the end of the fourth quarter and will not begin to ship until later in the year.  First quarter gross margin is expected to be in a range of 27% to 29%.  Due to the difficulty in predicting the timing of large orders; the slowdown in the chemical, petrochemical and hydrometallurgy sectors; and uncertainty associated with macro-economic conditions, we are forecasting that revenue for fiscal 2009 will decline between 12% and 20% versus fiscal 2008.  It should be noted that some of the large contracts we have signed have lengthy delivery schedules that will extend into fiscal 2010.”

Santa said 2009 operating income will be impacted by various non-cash charges, including approximately 3.6 million Euros (approximately $4.7 million at current exchange rates) of amortization expense associated with the acquisition of Germany-based DYNAenergetics, $4.5 million of depreciation expense and $3.8 million of stock-based compensation expense. The Company’s blended effective tax rate for 2009 is expected to be in a range of 30% to 32%.

Full-year Results

Sales for fiscal 2008 increased 41% to $232.6 million from $165.2 million in fiscal 2007. DYNAenergetics’ businesses contributed sales of $58.6 million in fiscal 2008 and $6.9 million during the six weeks they were a part of DMC’s business in fiscal 2007.   Fiscal 2008 gross margin was 30% versus 33% in the prior year.

Full-year operating income was $38.1 million versus $38.9 million in fiscal 2007. Net income was $24.1 million, or $1.91 per diluted share, compared with net income of $24.6 million, or $2.00 per diluted share, in 2007.  Full-year adjusted EBITDA increased 22% to $53.2 million from $43.5 million in 2007.

The Explosive Metalworking segment reported full-year sales of $195.0 million, up 25% from $155.4 million in fiscal 2007. The explosion welding business of DYNAenergetics contributed $30.8 million to DMC’s 2008 full-year sales and $4.4 million during the last six weeks of fiscal 2007. Sales from the Company’s legacy explosive metalworking businesses increased by 9% during 2008 versus the prior year.  Operating income was $37.5 million versus $38.9 million in the prior year.  Adjusted EBITDA increased 9% to $45.0 million from $41.5 million in fiscal 2007.

Full-year sales at DMC’s Oilfield Products segment were $27.8 million. Operating income for the year was $1.5 million and adjusted EBITDA was $5.4 million.  During the six-weeks of fiscal 2007 that the Oilfield Products segment was a part of DMC’s business, it contributed sales of $2.5 million, a loss from operations of $126,000, and adjusted EBITDA of $325,000.

AMK Welding recorded fiscal 2008 sales of $9.7 million, an increase of 35% from sales of $7.2 million in fiscal 2007. Operating income increased 67% to a record $2.4 million from $1.4 million, and adjusted EBITDA was $2.8 million, up 62% versus $1.7 million in fiscal 2007.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 87708381.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through March 9, 2009, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 87708381.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for first quarter and full-year 2009 revenue, margins, expenses and tax rates, as well as the potential that we will recognize impairment of the goodwill associated with our Oilfield Products segment, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
NET SALES	$58,621	$55,211	$232,577	$165,175

COST OF PRODUCTS SOLD	41,561	37,426	161,732	110,168
Gross profit	17,060	17,785	70,845	55,007

COSTS AND EXPENSES:
General and administrative expenses	3,644	2,630	14,256	8,049
Selling expenses	3,070	1,962	11,155	6,875
Amortization expense of purchased intangible assets	1,193	1,191	7,382	1,191
Total costs and expenses	7,907	5,783	32,793	16,115

INCOME FROM OPERATIONS	9,153	12,002	38,052	38,892

OTHER INCOME (EXPENSE):
Other expense	(40)	(162)	(269)	(158)
Interest income (expense), net	(1,057)	(601)	(4,783)	(24)
Equity in earnings of joint ventures	4	24	274	24

INCOME BEFORE INCOME TAXES	8,060	11,263	33,274	38,734

INCOME TAX PROVISION	2,670	4,334	9,206	14,147

NET INCOME	$5,390	$6,929	$24,068	$24,587

INCOME PER SHARE - BASIC:
Net income	$0.43	$0.57	$1.93	$2.03

INCOME PER SHARE - DILUTED:
Net income	$0.43	$0.56	$1.91	$2.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
Basic	12,488,898	12,249,681	12,445,685	12,083,851
Diluted	12,562,767	12,455,468	12,579,598	12,293,158

ANNUAL DIVIDENDS DECLARED PER COMMON SHARE	$—	$—	$0.15	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(unaudited)

	2008	2007
ASSETS

Cash and cash equivalents	$14,360	$9,045
Restricted cash	—	371
Accounts receivable, net	34,719	39,833
Inventories	35,300	41,628
Other current assets	6,389	3,853
Total current assets	90,768	94,730

Property, plant and equipment, net	40,457	35,446
Goodwill, net	43,066	45,862
Purchased intangible assets, net	52,264	61,914
Other long-term assets	2,664	2,947
Total assets	$229,219	$240,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$15,402	$22,590
Accrued income taxes	846	1,212
Other current liabilities	14,768	19,394
Lines of credit - current	—	7,587
Current portion of long-term debt	14,450	8,035
Total current liabilities	45,466	58,818

Long-term debt	46,178	61,530
Deferred tax liabilities	16,986	20,604
Other long-term liabilities	2,087	1,668
Stockholders’ equity	118,502	98,279
Total liabilities and stockholders’ equity	$229,219	$240,899

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in Thousands)

(unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,068	$24,587
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	4,531	2,156
Amortization of purchased intangible assets	7,382	1,191
Amortization of capitalized debt issuance costs	279	30
Stock-based compensation	3,237	1,301
Deferred income tax provision (benefit)	(2,079)	(357)
Equity in earnings of joint ventures	(274)	(24)
Change in working capital, net	(3,141)	(10,200)
Net cash provided by operating activities	34,003	18,684

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of DYNAenergetics, net of cash acquired	(559)	(81,224)
Acquisition of property, plant and equipment	(9,925)	(8,979)
Change in other non-current assets	20	(87)
Net cash used in investing activities	(10,464)	(90,290)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowed under syndicated credit agreement	—	65,480
Borrowings on lines of credit, net	(7,579)	(524)
Payments on long-term debt	(7,753)	(655)
Payments on capital lease obligations	(389)	(34)
Payment of dividends	(1,894)	(1,821)
Payment of deferred debt issuance costs	(218)	(1,534)
Net proceeds from issuance of common stock	441	891
Excess tax benefit related to stock options	143	402
Other cash flows from financing activities	—	87
Net cash provided by (used in) financing activities	(17,249)	62,292

EFFECTS OF EXCHANGE RATES ON CASH	(975)	473

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,315	(8,841)

CASH AND CASH EQUIVALENTS, beginning of the period	9,045	17,886

CASH AND CASH EQUIVALENTS, end of the period	$14,360	$9,045

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Explosive Metalworking Group	$47,656	$50,181	$194,999	$155,438
Oilfield Products	8,705	2,545	27,833	2,545
AMK Welding	2,260	2,485	9,745	7,192
Net sales	$58,621	$55,211	$232,577	$165,175

Explosive Metalworking Group	$9,063	$11,706	$37,454	$38,902
Oilfield Products	697	(126)	1,472	(126)
AMK Welding	267	811	2,363	1,417
Unallocated expenses	(874)	(389)	(3,237)	(1,301)
Income from operations	$9,153	$12,002	$38,052	$38,892

	For the three months ended December 31, 2008
	Explosive Metalworking Group	Oilfield Products	AMK Welding	Unallocated Expenses	Total
	(unaudited)

Income from operations	$9,063	$697	$267	$(874)	$9,153
Adjustments:
Stock-based compensation	—	—	—	874	874
Depreciation	396	402	111		909
Amortization of purchased intangibles	569	624	—	—	1,193
Adjusted EBITDA	$10,028	$1,723	$378	$—	$12,129

	For the three months ended December 31, 2007
	Explosive Metalworking Group	Oilfield Products	AMK Welding	Unallocated Expenses	Total
	(unaudited)

Income from operations	$11,706	$(126)	$811	$(389)	$12,002
Adjustments:
Stock-based compensation	—	—	—	389	389
Depreciation	555	105	101	—	761
Amortization of purchased intangibles	845	346	—	—	1,191
Adjusted EBITDA	$13,106	$325	$912	$—	$14,343

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the twelve months ended December 31, 2008
	Explosive Metalworking Group	Oilfield Products	AMK Welding	Unallocated Expenses	Total
	(unaudited)

Income from operations	$37,454	$1,472	$2,363	$(3,237)	$38,052
Adjustments:
Stock-based compensation	—	—	—	3,237	3,237
Depreciation	2,989	1,107	435	—	4,531
Amortization of purchased intangibles	4,596	2,786	—	—	7,382
Adjusted EBITDA	$45,039	$5,365	$2,798	$—	$53,202

	For the twelve months ended December 31, 2007
	Explosive Metalworking Group	Oilfield Products	AMK Welding	Unallocated Expenses	Total
	(unaudited)

Income from operations	$38,902	$(126)	$1,417	$(1,301)	$38,892
Adjustments:
Stock-based compensation	—	—	—	1,301	1,301
Depreciation	1,746	105	305	—	2,156
Amortization of purchased intangibles	845	346	—	—	1,191
Adjusted EBITDA	$41,493	$325	$1,722	$—	$43,540

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net income	$5,390	$6,929	$24,068	$24,587
Interest expense	1,269	765	5,472	722
Interest income	(212)	(164)	(689)	(698)
Provision for income taxes	2,670	4,334	9,206	14,147
Depreciation	909	761	4,531	2,156
Amortization of purchased intangible assets	1,193	1,191	7,382	1,191
EBITDA	11,219	13,816	49,970	42,105
Stock-based compensation	874	389	3,237	1,301
Other expense	40	162	269	158
Equity in earnings of joint ventures	(4)	(24)	(274)	(24)
Adjusted EBITDA	$12,129	$14,343	$53,202	$43,540